Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Constitution Acquisition Corp

Waltham, MA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 1, 2021, except for the changes described in Note 8, as to which the date is December 17, 2021, relating to the financial statements of Constitution Acquisition Corp, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Charlotte, NC

December 17, 2021

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